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                                                                   EXHIBIT 10.15

                     SERVICES AND INTEREST REBATE AGREEMENT

         This SERVICES AND INTEREST REBATE AGREEMENT ("Agreement") dated October 8, 2003 is made by and between Sun Communities, Inc., a Maryland corporation (with its affiliates, "Sun"), Origen Financial L.L.C., a Delaware limited liability company, on behalf of itself and its wholly-owned subsidiaries ("Origen").

                                    RECITALS

         A. Sun acquires, owns and operates manufactured housing communities in several states (the "Sun Properties"). In connection with its operation of the Sun Properties, Sun leases real property in the Sun Properties to manufactured home owners and lessors and from time to time sells and leases manufactured homes located in the Sun Properties, both for its own account and for the account of third parties other than Origen.

         B. Origen finances manufactured homes, including manufactured homes located in the Sun Properties, and from time to time Origen repossesses manufactured homes located in the Sun Properties (the "Origen Homes") and, as the owner of the Origen Homes, is obligated to make a rental payment to Sun on a month-to-month basis in respect of the real property on which the Origen Homes are located (each, a "Lot Lease").

         C. Sun and Origen desire to enter into certain arrangements as set forth in this Agreement for the purpose of providing a more favorable lending environment to potential borrowers of manufactured homes located in Sun Properties, providing Origen with a definitive plan for dealing with the Origen Homes, and increasing Sun's occupancy rates and available inventory of resalable homes.

         NOW, THEREFORE, it is agreed as follows:

                                    COVENANTS

         1. Origen Home Services. Sun agrees that for each Origen Home it will make available to Origen the services and concessions set forth at paragraphs (a)-(c) below (collectively, the "Services"), subject to the terms and conditions set forth in this Agreement. Origen hereby appoints Sun to perform the Services as an independent contractor on a non-exclusive basis, and Sun hereby accepts such appointment to perform the Services.

         a) Marketing Services. Sun will provide marketing assistance during the Abatement Period (defined below), as necessary, for the sale or lease of the Origen Homes to potential tenants. Sun's marketing services (the "Marketing Services") will include, among other services, advertising to indicate that there are homes, including Origen Homes, available for sale or lease, showing Origen Homes to potential tenants, answering questions of potential tenants and responding to inquiries about the Origen Homes, conducting credit checks and background checks on potential tenants, submitting credit applications and taking other customary steps reasonably required to market the Origen Homes. Origen agrees to cooperate with and provide reasonable assistance to Sun in marketing an Origen Home by, among other things, making available to Sun information Origen may have as to the condition of the Origen

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            Homes. Sun will not be entitled to any commission or brokerage fees in connection with the sale of any Origen Home.

         b) Refurbishing Services. Sun will provide assistance to Origen in the refurbishment of the Origen Homes by making available during the Abatement Period (defined below), on an as needed basis to address safety concerns, or otherwise as may be agreed to by Sun and Origen, the services set forth on the attached APPENDIX A (the "Refurbishing Services").

         c) Rent Abatement. Sun will allow the abatement of the rental amount otherwise paid by Origen on the Lot Lease for each Origen Home during the Abatement Period (as defined below). For these purposes, the term "Abatement Period" shall mean the period commencing on the date the Origen Home is repossessed and ending on the earlier of (i) the execution of a purchase or lease agreement for the Origen Home, or (ii) the date which is one year from the date Origen repossesses the Origen Home. On the termination of the Abatement Period with respect to a particular Origen Home, Origen will have thirty (30) days from the date of termination to, at its option, either remove the home at its expense from the Sun Property, or resume paying the rental amount on the Lot Lease for such Origen Home. Origen will not be responsible for any rental amount on any Lot Lease with respect to an Origen Home at any time before Origen repossesses such Origen Home.

         d) Non-Exclusivity. Origen acknowledges that Sun, both for its own account and for the account of third parties other than Origen, from time to time markets for sale or lease manufactured homes located in the Sun Properties. Origen agrees that (a) Sun shall provide the Services to Origen on a non-exclusive basis, and (b) notwithstanding this Agreement, Sun may continue to market for sale or lease manufactured homes located in the Sun Properties other than the Origen Homes.

         2.       Borrowing Incentives.

         a) Interest Rate Rebate. On the sale of a manufactured home, whether or not previously occupied, which will be located in a Sun Property (each, a "Sale Home"), or an Origen Home located in a Sun Property, in each case to be financed by Origen, Sun agrees to provide an interest rate rebate equal to (i) the difference between Origen's published rate of interest for fifteen (15) year manufactured home loans and the offered rate of 4.99%, and (ii) the difference between Origen's published rate of interest for twenty (20) year manufactured home loans and the offered rate of 5.99%, or such rates as Sun may establish from time to time, in its sole discretion (each, an "Incentive Rate"). Origen's published rate described in clauses (i) and (ii) of this Paragraph 2(a) is based on Origen's existing pricing policies, as may be amended from time to time.

         b) Payment Terms. The amount of the interest rate rebate for each loan made at the Incentive Rate will be payable by Sun to Origen quarterly in arrears within fifteen (15) days after the end of each calendar quarter. Notwithstanding the foregoing, however, Sun's obligation to pay the interest rate rebate in respect of any Incentive Rate loan shall terminate on the occurrence of a default under the terms of such loan.

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         c) Lending Criteria. The Incentive Rate will only be available to those borrowers making a down payment of at least 10% of the purchase price of the Sale Home or Origen Home, as applicable. The terms of each loan offered at the Incentive Rate shall state that the removal of the Sale Home or Origen Home, as applicable, from a Sun Property shall be an event of default under such loan. Origen reserves the right not to issue a loan to any potential purchaser of a Sale Home or an Origen Home based on the credit history of the potential purchaser or other reasons, in Origen's sole discretion.

         d) Program Promotion. Subject to applicable federal and state laws, rules and regulations, Sun will endeavor to promote the Incentive Rate on its website by establishing a link from Sun's website to Origen's website, or alternatively, by providing details of the Incentive Rate and displaying Origen's logo on a separate page of Sun's website.

         3.       Real Property Leases.

         a) Sun reserves the right not to lease real property in the Sun Properties to any potential purchaser or tenant of Sale Homes or Origen Homes based on the credit history of the consumer or for other appropriate reasons, in Sun's sole discretion.

         b) The sale or lease by a prospective purchaser or lessee, respectively, of an Origen Home that will continue to be located in any of Sun's Properties is contingent upon Sun's leasing the underlying real property to the purchaser or tenant. Notwithstanding the foregoing, Origen Homes may be sold or leased by Origen without Sun's leasing the underlying real property to the purchaser if the Origen Home is removed from the relevant Sun Property.

         4. Termination of Agreement. This Agreement will be in effect from the date first written above until either party terminates this Agreement by sending thirty (30) days advance written notice to the other party. Notwithstanding the termination of this Agreement by either party, the following obligations shall survive the termination of this Agreement:

                  a) Sun's obligations under Paragraph 2 of this Agreement will continue for the term of any existing loans made at an Incentive Rate, and the term of any loans in process as of the date this Agreement terminates (the "Termination Date"), which have been approved at an Incentive Rate and which are closed within sixty (60) days after the Termination Date; and

                  b) Sun's obligation to provide the Services in respect of Origen Homes in existence as of the Termination Date, and homes repossessed after the Termination Date as a result of a default on a loan made at an Incentive Rate, will continue for the Abatement Period.

         5. Limitation on Liability and Indemnity. Sun and its affiliates, employees and agents shall not be liable for any loss, liability, damage or expense (including attorneys' fees incurred in defending any claim) ("Liabilities") arising out of or in connection with the

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performance of the Services, unless such Liabilities shall be proven to result directly from gross negligence or willful misconduct on the part of Sun, its affiliates, employees or agents acting within the scope of their employment or authority. Origen shall indemnify, defend and hold harmless Sun, its affiliates, employees and agents from and against any and all Liabilities that Origen may suffer in connection with Sun's provision of the Services, except for Liabilities that are proven to result directly from gross negligence or willful misconduct on the part of Sun, its affiliates, employees or agents acting within the scope of their employment or authority. Sun shall indemnify, defend and hold harmless Origen, its affiliates, employees and agents from and against any and all Liabilities that Origen may suffer in connection with Sun's provision of the Services, which Liabilities are proven to result directly from gross negligence or willful misconduct on the part of Sun, its affiliates, employees or agents acting within the scope of their employment or authority. The obligations described in this paragraph shall be deemed continuous and shall survive any expiration or termination of this Agreement.

         6. Non-Discrimination. It is agreed by Sun and Origen, that as required by law, discrimination because of religion, race, color, national origin, age, sex, handicap, familial status, or marital status with respect to the sale or lease of any home in a Sun Property is prohibited.

         7. Independent Contractor. Nothing contained in this Agreement shall be construed to create a relationship of employer and employee between Sun and Origen, it being the intent of the parties hereto that the relationship created hereby is that of independent contractor.

         8. Notices. All notices under this Agreement shall be effective if made in writing and delivered to the recipient at the address set forth below by either hand deliver, registered or certified mail postage paid with return receipt requested, or Federal Express or other nationally recognized overnight courier service. The notice shall be directed to the following addresses:

         If to Sun:        Sun Communities, Inc.
                           Attn: Gary A. Shiffman
                           27777 Franklin Road, Suite 200
                           Southfield, MI  48034

         If to Origen:     Origen Financial L.L.C.
                           Attn: Ronald A. Klein
                           27777 Franklin Road, Suite 1700
                           Southfield, MI  48034

         With a copy to:
                           Origen Financial L.L.C.
                           Attn: General Counsel
                           27777 Franklin Road, Suite 1700
                           Southfield, MI  48034

Any notice or demand made according to this section shall be delivered upon receipt if delivered by hand, three days after mailing if by Certified Mail, or on the second day following delivery through a courier.

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         9.       Entire Agreement. This Agreement constitutes the entire
agreement between Origen and Sun with respect to the subject matter contained herein and supersedes all prior discussions, negotiations and agreements, whether oral or written, including the Repossessed Inventory Loss Mitigation Agreement dated March 31, 2003, by and between Origen Financial, L.L.C. and Sun Communities Operating Limited Partnership. No amendment, alteration or withdrawal of this Agreement shall be valid or binding unless made in writing and signed by both Origen and Sun. Any purported amendment, modification or withdrawal which is oral shall be void and of no effect whatsoever. This Agreement shall be binding on the successors and permitted assigns of the parties.

         10. Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other.

         11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Copies (facsimile, photostatic or otherwise) of signatures to this Agreement shall be deemed to be originals and may be relied on to the same extent as the originals.

                         [signatures on following page]

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         IN WITNESS WHEREOF, the parties have executed this Services and
Interest Rebate Agreement as of the date first written above.

                                 SUN COMMUNITIES, INC.
                                 a Maryland corporation

                                 By: /s/ Gary Shiffman
                                     -------------------------------------------
                                       Gary Shiffman
                                 Its: President

                                 ORIGEN FINANCIAL L.L.C.,
                                 a Delaware limited liability company, on behalf of itself and its wholly-owned subsidiaries

                                 By: /s/ Ronald A. Klein
                                     -------------------------------------------
                                     Ronald A. Klein
                                 Its: CEO

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